UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G/A
                                 RULE 13d-102)

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 1)/1/

Information to be included in statements filed pursuant to Rules 13d-1(b), (c) and (d) and amendments thereto filed pursuant to Rule 13d-2(b).



                             BASIN EXPLORATION, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  070 107 10 7
                     ---------------------------------------
                                 (CUSIP Number)


                               December 31, 1998
       ------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ] Rule 13d-1(b)
               [ ] Rule 13d-1(c)
               [X] Rule 13d-1(d)


/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

---------------------                                         ------------------
CUSIP No. 070 107 10                   13G                     Page 2 of 5 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Michael S. Smith
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States Citizen
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    2,612,727
                           -----------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   85,393
--------------------------------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   2,612,727
--------------------------------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     85,393
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,516,727
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*

            X
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            17.9
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 5 pages

SCHEDULE 13G                                                        Page 3 of 5

--------------------------------------------------------------------------------

CUSIP No. 070 107 10 7   Basin Exploration, Inc.

--------------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:  Basin Exploration, Inc.


         (b)      Address of Issuer's Principal Executive Offices:
                    370 17th Street, Suite 3400
                    Denver, Colorado  80202

Item 2.

         (a)      Name of Person Filing:  Michael S. Smith

         (b)      Address of Principal Business Office:
                    370 17th Street, Suite 3400
                    Denver, Colorado 80202

         (c)      Citizenship:  United States

         (d)      Title of Class of Securities:  Common Stock

         (e)      CUSIP Number:  070 107 10 7

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or (c), or 13d-2(b), check whether the person filing is a:

         (a)           Broker or Dealer registered under Section 15 of the Act
                  ----

         (b)           Bank as defined in Section 3(a)(6) of the Act
                  ----

         (c) Insurance Company as defined in Section 3(a)(19) of the ---- Act

         (d) Investment Company registered under Section 8 of the ---- Investment Company Act

         (e) An Investment Adviser in accordance with Rule 13d-1(b) ---- (1)(ii)(E)

         (f) An Employee Benefit Plan or Endowment Fund in accordance ---- with Rule 13d-1(b)(1)(ii)(F)

         (g) A Parent Holding Company or Control Person in accordance ---- with Rule 13d-1(b)(1)(ii)(G)


                                Page 3 of 5 pages

SCHEDULE 13G                                                        Page 4 of 5

--------------------------------------------------------------------------------

CUSIP No. 070 107 10 7   Basin Exploration, Inc.

--------------------------------------------------------------------------------


         (h) A Savings Association as defined in Section 3(b) of the ---- Federal Deposit Insurance Act

         (i) A Church Plan that is excluded from the definition of an ---- investment company under Section (c)(14) of the
                       Investment Company Act

         (j)           Group, in accordance with Rule 13d-1(b)(1)(ii)(J)
                  ----

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


Item 4.           Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned:  2,516,727
                  Excludes 304,300 shares owned by the reporting person's wife and 96,000 shares owned by trusts formed for the benefit of the reporting person's daughters, 4,000 shares owned by reporting person's daughters, and 85,393 shares owned by a charitable foundation of which the reporting person is president. The reporting person disclaims beneficial ownership of all shares owned by his wife, his daughters, and his daughters' trusts and such charitable foundation.

         (b)      Percent of Class: 17.9%

         (c)      Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote of 2,612,727

                    (ii) shared power to vote or to direct the vote of 85,393

                   (iii) sole power to dispose or to direct the disposition of
                         2,612,727

                    (iv) shared power to dispose or to direct the disposition of
                         85,393

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

                    Not applicable


                                Page 4 of 5 pages

SCHEDULE 13G                                                        Page 5 of 5

--------------------------------------------------------------------------------

CUSIP No. 070 107 10 7   Basin Exploration, Inc.

--------------------------------------------------------------------------------


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                    Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                    Not applicable

Item 8.           Identification and Classification of Members of the Group

                    Not applicable

Item 9.           Notice of Dissolution of Group

                    Not Applicable

Item 10.          Certification

                    Not Applicable


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 16, 1999
                                         --------------------------------------
                                         Date



                                          /S/ MICHAEL S. SMITH
                                         --------------------------------------
                                         Signature


                                         Michael S. Smith
                                         --------------------------------------
                                         Name


                                Page 5 of 5 pages